Exhibit 99.1

FOR IMMEDIATE RELEASE

Fred Amoroso Not to Seek Reelection to Yahoo! Board of Directors

SUNNYVALE, Calif., April 25, 2013 – Yahoo! Inc. (Nasdaq: YHOO) today announced that Fred Amoroso has decided not to seek reelection to the board of directors at the upcoming 2013 annual meeting of shareholders. Amoroso will continue to serve on the board through the shareholders meeting on June 25, but has resigned as chairman of the board. The board has appointed Maynard Webb, Jr. to serve as interim chairman.

“Fred has been a wonderful chairman for Yahoo! over the past year, and I’m personally grateful for his trust and guidance as I took on the role as Yahoo! CEO,” said Yahoo! CEO Marissa Mayer. “Fred’s mentorship and perspective has proved truly valuable to me in my first few months here at Yahoo!.”

“I’m very grateful and proud of the progress Yahoo! has made over the past year,” said Amoroso. “When I took the position as chairman, I told the board that my intention was to serve for one year, in order to help Yahoo! during a critical time of transformation. In that time, Yahoo! hired a great new CEO, brought on a fantastic management team, revitalized the employee base, and has begun to release top notch new products. With Marissa at the helm and the leadership team in place, this is a natural time for me to transition off the board, consistent with what I said a year ago.”

Following the completion of Amoroso’s term at the annual meeting, the board will comprise 10 members.

About Yahoo!

Yahoo! is focused on making the world’s daily habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo! is headquartered in Sunnyvale, California and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the company’s blog (yodel.yahoo.com).

Media Contact:

Sara Gorman

408-349-1909

sgorman@yahoo-inc.com

Investor Contact:

Joon Huh

408-349-3382

investorrelations@yahoo-inc.com